Exhibit 10.12

AMENDED EMPLOYMENT AGREEMENT

This Employment Agreement (as amended, the “Agreement”), is made and entered into, effective as of June 24, 2002, by and among PEREGRINE SYSTEMS, INC., a Delaware Corporation (the “Company” or “Peregrine”), and KENNETH A. SEXTON (the “Employee”).

Recitals

A.            The Company provides software products and services for infrastructure management.

B.            The Company desires to employ the Employee, and the Employee desires to work for the Company, upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Agreements

Section 1.              Employment.  The Company hereby employs the Employee as Executive Vice President and Chief Financial Officer of Peregrine to perform such duties as are customarily performed by the Executive Vice President and the Chief Financial Officer of a company.

Section 2.              Term.  The term of this Agreement commenced on June 24, 2002, and shall continue until May 31, 2005, unless terminated sooner pursuant to the terms of this Agreement (the “Term”).  The Term will be automatically extended for a one year period effective June 1, 2005, and every June 1 thereafter (the “Anniversary Date”), unless the Company provides written notice to the Employee of the Company’s intent not to extend the Term more than 90 days before the Anniversary Date.

Section 3.              Compensation/Benefits.

(A)          Base Salary  During the Term, the Employee shall be entitled to a minimum base salary at the annual rate of $275,000, payable in installments, less required legal deductions, in accordance, with the Company’s policy governing salary payments to employees generally, as it may be amended from time to time by the Company (“Base Salary”).  The Base Salary will be reviewed on an annual basis and may be increased from time to time during the Term at the discretion of Peregrine’s Board of Directors.

(B)          Bonuses

(i)            MICP/Performance Bonus.  The Employee shall be entitled to receive a bonus for achieving certain results (the “Performance Bonus”) in the pending chapter 11 bankruptcy cases of the Company and its debtor affiliate Peregrine Remedy, Inc. (Case No. 02-12740 (JKF) (jointly administered)) (the “Chapter 11 Cases”), the amount of such bonus to be a minimum of $125,000 payable in accordance with Section 3(B)(1) below (“Earned Performance Bonus”) and additional amount(s), if any, payable in accordance with Section 3(B)(2) below (“Variable Performance Bonus”).  The aggregate amount of the Performance Bonus shall be determined in accordance with the following formula:  (Unsecured Creditor Recovery)2 x [nine (9) / number of months in bankruptcy] x $1,250,000.  In no event shall the Employee be entitled to a Performance Bonus of less than the Earned Performance Bonus.  Example:  For purposes of illustration only, the Employee would be entitled to a Performance Bonus in the aggregate amount of $200,000 in the event that a plan of reorganization for the Company is confirmed and becomes effective as of June 28, 2003 (270 days after the petition date) and pursuant thereto, unsecured creditors will receive a 40% recovery [(.40)2 x (9/9) x $1,250,000 = $200,000].

(1)           The Earned Performance Bonus shall be paid to Employee in two (2) installment payments of $62,500 each in cash from the Company due on (i) January 21, 2003 (or as soon as practicable thereafter) and (ii) the Plan Effective Date (as defined below); provided that payment(s) of the Earned Performance Bonus shall be counted towards the aggregate Performance Bonus that may become due and payable to Employee; provided further that, irrespective of the aggregate amount of the Performance Bonus, the Employee shall be entitled to receive and keep the payments contemplated by this subsection (1).

(2)           For purposes of the formula set forth in paragraph (i) above, “Unsecured Creditor Recovery” means the percentage distribution scheduled to be recovered by holders of allowed general unsecured claims as a class, on account of such claims, pursuant to a confirmed plan of reorganization in the Chapter 11 Cases (“Confirmed Chapter 11 Plan”).  The Company and official Committee of Unsecured Creditors in the Chapter 11 Cases (“Creditors Committee”) shall agree to the value of the Unsecured Creditor Recovery.  For purposes of the formula set forth in paragraph (i) above, the “number of months in bankruptcy” means the quotient of (the number of calendar days elapsed from September 22, 2002 (“Petition Date”) until the effective date of a Confirmed Chapter 11 Plan) divided by 30.

(3)           In the event that this Agreement is terminated pursuant to Sections 7(D) or 7(E) or for any reason other than Cause within one year following a Change of Control and prior to the effective date of a Confirmed Chapter 11 Plan but a Confirmed Chapter 11 Plan is subsequently approved within ninety (90) days of the date of such termination, then Employee shall nonetheless be entitled to receipt of a Variable Performance Bonus computed as if this Agreement had not been terminated prior to the effective date of such Confirmed Chapter 11 Plan.  In addition, if Employee has earned a Performance Bonus hereunder but this Agreement is terminated pursuant to Sections 7(D) or 7(E) or for any reason other than Cause within one year following a Change of Control and prior to receipt by Employee of the full Performance Bonus, then the unpaid component of the Performance Bonus shall continue to be paid to Employee in accordance with this Section 3(B).

(ii)           Stay/Emergence Bonus.  The Employee shall be entitled to receive on the Plan Effective Date a bonus in the following applicable amount (“Emergence Bonus”) depending on the timing of the effective date (“Plan Effective Date”) of a Confirmed

Chapter 11 Plan:  If the Plan Effective Date occurs by April 30, 2003, Employee shall be entitled to an Emergence Bonus of $175,000; if the Plan Effective Date occurs after April 30, 2003 but no later than May 31, 2003, the Emergence Bonus shall be $150,000; if the Plan Effective Date occurs after May 31, 2003 but no later than June 30, 2003, the Emergence Bonus shall be $125,000; if the Plan Effective Date occurs after June 30, 2003 but no later than September 30, 2003, the Emergence Bonus shall be $62,500; and if the Plan Effective Date is after September 30, 2003, Employee shall not be entitled to any Emergence Bonus.

(iii)          The Performance Bonus and/or the Emergence Bonus shall be referred to herein collectively as the “Bonuses” or each separately as a “Bonus”.  The provisions herein relating to the Bonuses are deemed to be and constitute modifications to the Company’s “Incentive Bonus Plan for Restructure Transaction” effective as of August 22, 2002, as may have been previously modified, amended or supplemented.

(iv)          Post-Chapter 11 Annual Target Bonus.  During each year (or portion thereof) of the Term subsequent to the Plan Effective Date, the Employee shall participate in each bonus or other incentive plan established for senior executives.  (All payments made pursuant to such plans shall be referred to as a “Post-Chapter 11 Bonus”.)  Each fiscal year (or portion thereof) subsequent to the Plan Effective Date, the Company shall establish a target bonus to be payable to the Employee for reaching certain specified goals and objectives, in the minimum annual amount of $275,000 (“Post-Chapter 1l Annual Target Bonus”).  For the period from the Plan Effective Date through March 31, 2004 (the end of the Company’s fiscal year), the Post-Chapter 11 Annual Target Bonus is established at $275,000 or proportionate share thereof based on the timing of the occurrence of the Plan Effective Date.

(C)          Benefits  The Employee shall be entitled to participate in the incentive, vacation, savings, and retirement plans and policies generally applicable to other senior executives of the Company, as they may be amended from time to time (“Benefits”).  Notwithstanding the foregoing, the Employee shall be entitled to at least six (6) weeks of vacation per twelve (12) month period.  The Employee shall also be entitled to participate in all welfare benefit plans and policies generally provided by the Company to other senior executives, as they may be amended from time to time, including group medical, prescription, dental, disability, salary continuation, life, accidental death and travel insurance plans (“Welfare Benefits”).

(D)          Share Options

(i)            In conjunction with the execution of this Agreement, the Company has granted to Employee options to purchase 900,000 shares of common stock of the Company (the “Initial Grant”) upon the terms of a Stock option Agreement between the Company and Employee substantially in the form of Exhibit A-1.  The Company’s 1994 Stock Option Plan, as amended July 8, 2002 (the “Stock Option Plan”), pursuant to which the share options were granted to Employee, is attached hereto as Exhibit A-2.  Such options and additional options to purchase common stock of the Company which are at any time or from time to time outstanding and unexercised are collectively referred to herein as “Outstanding Share Options.”

(ii)           Any options granted to Employee by the Company after the Initial Grant shall be on the same terms as the options granted pursuant to a Stock Option Agreement substantially in the form of Exhibit A-1, except as adjusted to reflect factors associated with the later date or dates of such grant or grants.

(iii)          Employee acknowledges that changes to the Stock Option Agreement may be required to conform the terms of the Initial Grant and any future grants to statutory and regulatory requirements that have been or may be enacted, including but not limited to changes required by the Sarbanes-Oxley Act and regulations promulgated thereunder.

(iv)          Option grants pursuant to this Section D maybe subject to forfeiture to the extent that such a forfeiture is required federal, state or local laws or regulations.

(E)           Restricted Shares

(i)            In conjunction with the execution of this Agreement, the Company has issued 100,000 shares of its common stock (the “Initial Restricted Stock”) to Employee pursuant to the terms of the Restricted Stock Plan attached hereto as Exhibit B.

(ii)           Any restricted common stock of the Company issued to Employee after the Initial Restricted Stock shall be on the same terms as the Initial Restricted Stock, except as a adjusted to reflect factors associated with the later date or dates of such restricted stock issuance or issuances.

(iii)          Issuances of restricted shares pursuant to this Section E may be subject to forfeiture to the extent that such a forfeiture is required by applicable federal, state or local laws or regulations.

Section 4.              Expenses/Costs.  The Company shall reimburse the Employee for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with Company policies and procedures, as they may be amended from time to time and subject to submission of proper documentation of each expense.  Such business expenses will include the Employee’s (a) living cost (including hotel or apartment rental and car rental) incurred in the San Diego area, (b) travel cost (Business or First Class air travel) from Ohio to the Company’s offices (“Commuting Cost”), and (c) miscellaneous office costs at Employee’s residence in Ohio and when traveling away from such residence.  Simultaneously with the execution of this Agreement, the Company has advanced Twenty-Five Thousand Dollars ($25,000) to Employee for Commuting Costs (the “Advance”).  Employee will advise the Company in writing when the unused portion of the Advance is Ten Thousand Dollars ($10,000) or less, and the Company shall promptly advance funds to Employee to increase the Advance to $25,000, to the extent that continuing to advance funds for commuting costs does not constitute an improper loan to the Employee pursuant to the provisions of the Sarbanes-Oxley Act, regulations promulgated thereunder or otherwise violate applicable federal, state or local laws.  This process shall be repeated, without limit, during the term of this Agreement.  If the Employee determines to move his principal residence to the San Diego, California, area, the Company will provide the Employee with relocation reimbursement and assistance equal to or better than the then most favorable provisions for any employee.

Section 5.              No Set Offs.  The Company’s obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others; provided, however, that this provision shall not apply to advances provided to Employee by the Company or to forfeiture of bonuses, to the extent that such a forfeiture is required by applicable federal, state or local laws or regulations.  In no event shall the Employee be obligated to take any action by way of mitigation of the amounts payable hereunder, and unless provided otherwise hereunder, such amounts shall not be reduced whether or not the Employee obtains other employment.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any dispute or contest under or effort to enforce this Agreement; provided, however, that if the Company shall prevail in such contest through a final judgment in its favor, from and after such final judgment the Company shall not be obligated to pay any such fees and expenses and the Employee shall reimburse the Company, within thirty (30) days thereafter, an amount equal to the aggregate of such fees and expenses theretofore paid by the Company.

Section 6.              Protection of the Company.

(A)          Invention and Non-Disclosure Agreement (“INDA”)  The Employee agrees to be bound by the terms and conditions of the Company’s INDA, as modified by the Company and the Employee for purposes of this Agreement, and attached hereto as Exhibit C.  In the event of any conflict or inconsistency between this Agreement and the INDA, the provisions of this Agreement shall govern.

(B)          Other Positions  The Employee has advised the Company of entities for whom Employee currently serves as a director or in an advisory capacity.  The Company recognizes that the Employee may hold the aforementioned positions, and such other similar positions (including consultant positions) as may become available, and that nothing in this Agreement shall restrict the Employee from serving in any of such positions for any entity, provided such entity is not materially engaged in activities that are in competition with the Company.

Section 7.              Termination.

(A)          Automatic Termination  This Agreement shall terminate automatically upon the death of the Employee or the Employee’s Disability (as defined below).  In the event of a termination under this Section based upon death, the Company’s only obligation (except as otherwise required by law or as set forth in any applicable Welfare Benefits plan) shall be to continue payment of the Base Salary to the Employee’s family for twelve (12) months following the termination.  In the event of a termination under this Section based upon Disability, all Company obligations to the Employee shall terminate, except as otherwise provided by law or as set forth in any applicable Welfare Benefits plan.  For the purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform the essential functions of his job, with or without reasonable accommodation, on a full time basis for at least 180 days during any 240-day period or the determination (evidenced by a written report or certificate) by a physician selected by the Company or its insurers, and acceptable to the Employee or the Employee’s legal representative, that the Employee is incapable of performing the essential functions of his job, with or without reasonable accommodation, on a full time basis for at least 180 days during the ensuing 240 days.

(B)          For “Cause”  This Agreement may be terminated at any time by the Company immediately for “Cause” for any one of the following reasons:  (i) the active participation of Employee in materially gross and fraudulent conduct against the Company; (ii) the conviction of Employee of a felony where imprisonment is imposed or for any crime involving moral turpitude or dishonesty against the Company, its employees or any person or entity important to the business of the Company; (iii) any act of gross negligence, gross insubordination or flagrant dereliction of duty by the Employee in the performance of his duties hereunder; or (iv) gross and negligent misconduct by the Employee which materially jeopardizes the Company’s right or ability to operate its business.  Upon an event constituting “Cause,” the Company shall deliver to the Employee written notice of such conduct setting forth in detail the basis for the termination and the Employee shall immediately be terminated.  In the event of a termination under this Section, Employee’s right to the Base Salary, Bonuses, Benefits, and Welfare Benefits shall cease as of the effective date of the termination, unless otherwise required by law.

(C)          Voluntary Resignation  The Employee may terminate this Agreement at any time upon six (6) months written notice.  In the event of a termination under this Section, Employee’s right to the Base Salary, earned Bonuses, if any, Benefits, and Welfare Benefits shall cease as of the effective date of the termination, unless otherwise required by law.  Upon receipt of a notice of termination hereunder, the Company may, at its option, relieve Employee of any or all of his duties and in which instance Employee’s right to Base Salary and Welfare Benefits shall cease upon Employee’s first day of reemployment, or upon the effective date of Employee’s termination as set forth in Employee’s written notice (not to exceed six (6) months), whichever occurs first.

(D)          Without “Cause”  During the Term, this Agreement may be terminated by the Company without “Cause” at any time.  Notification by the Company to Employee pursuant to Section 2 of this Agreement that the Company does not intend to extend the Term shall be deemed a termination of this Agreement without “Cause” as of the last day of such Term.

(E)           Good Reason  The Employee may terminate this Agreement at any time upon thirty (30) days written notice after (i) any material change in the Employee’s position or responsibilities; (ii) the Company’s decision to discontinue reimbursement of the Employee’s Commuting Cost; or (iii) material breach by the Company of its obligations under this Agreement.  For the purposes of this Section, a material change in the Employee’s position or responsibilities shall mean the assignment to the Employee of any duties inconsistent in any material and significant respect with the Employee’s position, authority, duties or responsibilities as contemplated herein, except isolated, insubstantial, or inadvertent action not taken in bad faith, which is remedied by the Company promptly after written notice from the Employee.

(F)           Change in Control”  Change of Control” means the occurrence of any of the following events:

(i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d—3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)           The consummation of a Sale of the Company’s Assets (as defined below); or

(iii)          The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.

“Incumbent Directors” means directors who either (A) are directors of the Company as of the April 17, 2001 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

“Sale of the Company’s Assets” means the lease, sale or other disposition of all, but not less than all, of the assets of the Company unless the Board declares that a transaction involving the sale or other transfer of the securities of a Subsidiary or the lease, sale or disposition of assets of the Company or a Subsidiary constitutes a sale of substantially all of the Company’s assets, which determination may be made by the Board in its sole and absolute discretion.  Further, whether a transaction is a sale of substantially all of the assets of the Company need not be determined with reference to the Delaware General Corporation Law or cases decided thereunder.  By way of example but not of limitation as to what constitutes a Sale of the Company’s Assets, the sale by the Company of all of the securities of Peregrine Remedy, Inc. or the lease, sale or disposition of the assets of Peregrine Remedy, Inc. (including the sale or disposition of assets related to the business of Peregrine Remedy, Inc. but held by the Company or another of the Company’s subsidiaries) will not be a Sale of the Company’s Assets unless it is so deemed by the Board.

(G)          Termination Pursuant to Sections 7(D), (E) or (F)  If this Agreement is terminated pursuant to Section 7(D) (Without Cause) or, Section 7(E) (Good Reason), or because of termination of employment (including voluntary termination) within one year following a Change of Control for any reason other than Cause, the Employee shall be entitled to the following:

(1)           Accrued Obligations.  A lump sum payment equal to the sum of the unpaid (i) Base Salary through the termination date, (ii) Bonuses, if any, then payable in accordance with Section 3(B), provided further that any Bonus or portion thereof which was not payable through the termination date shall continue to be paid in accordance with the provisions of Section 3(B), and (iii) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay.

(2)           Severance Payments.  An amount equal to the product of (i) twenty-four (24) and (ii) the quotient determined by dividing the Base Salary by twelve (12).  The amount due under this section Section 7(G)2 shall be paid in twelve (12) substantially equal monthly installments commencing with the first day of the month following the termination date, unless the termination arises out of a Change in Control, in which case the amounts due hereunder shall be paid in a lump sum on the termination date.

(3)           Welfare Benefits.  Continuation of the Welfare Benefits for a period of 18 months following the termination date on terms equal to those which would have been provided to the Employee (or his family) in accordance with the Welfare Benefits if the Employee’s employment had not been terminated; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Employee for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the expiration of the Employment Period and to have retired on the last day of such period.

(H)          Outstanding Share Options: Rights  Notwithstanding anything to the contrary in the Stock Option Agreement, if this Agreement is terminated pursuant to this Section 7(D) (Without Cause), 7(E) (Good Reason), or because of termination of employment (including voluntary termination) within one year following a Change of Control for any reason other than Cause, all Outstanding Share Options shall vest immediately as of the time of the earlier of the termination date or the Change in Control and shall immediately be exercisable by the Employee and shall remain so exercisable for a period of ninety (90) days subsequent to such termination of employment.

Notwithstanding the above, it shall be a term and condition of any option that in the event of notice being given to shareholders of a resolution for the winding-up of the Company, the Option shall be capable of exercise within the period of six months commencing on the date of such notice and the Option shall lapse at the end of such period or on the winding up of the Company, if earlier.

If the Company is succeeded by a successor corporation, or if any person (“the Offeror”) obtains Control of the Company, then the successor corporation or Offeror may assume, convert or replace any or all outstanding Options, which action will be binding on all option holders.  In the alternative, the successor corporation or Offeror may substitute equivalent options or provide substantially similar consideration to option holders as was provided to shareholders (after taking into account the existing provisions of the Options).

If such successor corporation or Offeror refuses to assume or substitute Options, such Options shall accelerate and become exercisable in full on such conditions as the Board shall determine prior to such succession or change of Control.  Any Options not so replaced or exercised shall lapse and cease to be exercisable.

(I)            Post-Termination Non-Competition Restrictions

(i)            If the Employee’s employment is terminated for reasons other than Section 7(A) (Automatic Termination), Section 7(B) (For Cause), or Section 7(C) (Voluntary Resignation), except in the case of voluntary termination within one year following a Change of Control, for a period of twelve (12) months following the termination, the Employee shall not (i) engage in competition with the Company anywhere where the Company sells or offers its products or services; or (ii) directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person to leave the employ of the Company (“Refrain from Competing”).

(ii)           Enforcement; Remedies.  Employee acknowledges and agrees that (a) a breach or threatened violation of any of the non-competition restrictions set forth in Section 7(I) will result in immediate and irreparable harm to the Company, (b) in the event of a breach or threatened violation of any of the non-competition restrictions set forth in Section 7(I) , a solely monetary remedy would be inadequate and difficult to quantify, (c) the Company will be entitled, without the necessity of proof of actual damages and without the necessity of posting any bond, to an immediate and permanent injunction restraining and enjoining the Employee from any actual or threatened violation of any of the non-competition restrictions set forth in Section 7(I), (d) the foregoing relief and remedies are in addition to any other legal and equitable relief and remedies available to the Company at law or in equity (including monetary damages) for any actual or threatened violation by the Employee of any of the non-competition restrictions set forth in Section 7(I), and (e) the Company may pursue any of the foregoing relief and remedies concurrently or sequentially in any order at any time, and the pursuit by the Company of any of such relief or remedies shall not be deemed an election of remedies or a waiver of the right to pursue any other relief or remedy.

(iii)          Nothing in this Section 7(I) shall prohibit the Employee from pursuing such other business activities as he shall desire, except as otherwise provided herein.

Section 8.              Additional Payments.  If any payments or distributions to the Employee pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Code, or any related interest or penalties (collectively, “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all resulting taxes, interest or penalties, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  All determinations required to be made under this Subsection shall be made at the Company’s expense by a nationally recognized certified public accounting firm within fifteen (15) business days of the receipt of notice from the Employee that a tax, interest or penalty hereunder has been claimed or assessed.  Any Gross-Up Payment, as determined pursuant to this Subsection, shall be paid by the Company to the Employee within five (5) days of the receipt of the Accounting Firm’s determination.

Section 9.              Section 9.  Indemnification and Insurance.  The Company and the Employee have entered into a separate Indemnification Agreement, the form of which is attached hereto.  Such Indemnification Agreement provides an indemnity in favor of the Employee and an agreement for the Employee to be covered by Directors and Officers insurance.  The definition of “Change of Control” contained in the Indemnification Agreement shall govern with respect to the Indemnification Agreement.  The definition of “Change of Control” contained in this Agreement shall govern with respect to all matters affecting the Employee other than matters covered by the Indemnification Agreement.

Section 10.            Miscellaneous.

(A)          Non-Waiver  The Company’s failure at any time to require the performance by the Employee of any of the terms hereof shall in no way affect the Company’s right thereafter to enforce the same, nor shall the waiver by the Company of the breach of any term hereof be taken or held to be a waiver of any succeeding breach.

(B)          Severability  In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

(C)          Governing Law  This Agreement shall be interpreted, construed and governed according to the laws of the state of California, without regard to the principle of conflicts of laws thereof.

(D)          Headings and Captions  The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

(E)           Entire Agreement  This Agreement (which expressly includes and incorporates the terms and conditions contained in the Exhibits hereto) contains and represents the entire agreement of the parties and supersedes all prior agreement, representations or understandings, oral or written, express or implied with respect to the subject matter hereof.  Neither this Agreement, nor any term of Employee’s employment with the Company, may be modified or amended in any way unless in a writing signed by both the Employee and the Company’s Chairman of the Board of Directors.  No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and no party shall be bound or liable for any alleged representation, promise or inducement not specifically set forth herein.

(F)           Assignment  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The Employee shall not have any right to assign, delegate or transfer any duty or obligation to be performed by him hereunder to any third party, nor to assign or transfer the right, if any, to receive payments hereunder.

(G)          Notices  All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received.  Any such notice or communication shall be addressed:  (1) To the Company, to (a) Peregrine Systems, 3611 Valley Centre Drive, San Diego California 92130, Attention: Chairman of the Board; and (b) Peregrine Systems, Inc., 3611 Valley Centre Drive, San Diego California 92130, Attention: Legal Department; (2) To the Employee, to his home address 520 Bristol Drive, Aurora, Ohio 44202; or to such other address as the parties shall have furnished to one another in writing.

(H)          Authority  The execution, delivery and performance of this Agreement by the Company has been authorized by the Company’s Board of Directors.

(I)            Survival  Notwithstanding the Termination of this Agreement pursuant to Section 7, the provisions of Section 3(B), Section 5, Section 6(A), Section 7(G)(2), Section 7(G)(3), Section 7(H), Section 7(I), Section 8 and Section 9 will survive the Termination of this Agreement and the termination of the Employee’s employment with the Company and those provisions will terminate on the second anniversary of the Termination or at such earlier time as may be agreed in writing by the parties hereto or as may otherwise be required by law; provided, however, the provisions of Section 3(B)(i) (MICP/Performance Bonus) will survive until the satisfaction of any and all payment obligations of the Company to Employee pursuant thereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day and year first above written.

EMPLOYEE:

Date:
Kenneth A. Sexton

COMPANY:

PEREGRINE SYSTEMS, INC.

Date:
Kenneth A. Sexton